EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Piedmont Natural Gas Company, Inc., on Form S-3 of our report dated April 7, 2003 (October 24, 2003 as to Notes 2 and 12) relating to the financial statements of North Carolina Natural Gas Corporation (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its method of accounting for goodwill and an explanatory paragraph regarding the restatement described in Note 2) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina

January 6, 2004